Exhibit 99.1

NEWS RELEASE

Mitel Proposes to Acquire ShoreTel for $8.10 Per Share in Cash

Represents a 24% Premium to ShoreTel’s Closing Share Price on October 17, 2014

Combination Would Deliver Substantial Immediate and Long-Term Value to Shareholders of Both Companies

OTTAWA, Ontario – October 20, 2014 (GLOBE NEWSWIRE) — Mitel® (Nasdaq:MITL) (TSX:MNW) today disclosed that it has made a proposal to the ShoreTel, Inc. (Nasdaq:SHOR) Board of Directors to acquire all of the outstanding shares of ShoreTel common stock for $8.10 per share in cash, representing a total equity value of approximately $540 million. This offer represents a 24% premium to ShoreTel’s closing stock price on October 17, 2014, and a 30% premium to ShoreTel’s enterprise value.

“The business communications market is rapidly consolidating and Mitel has clearly stated that we intend to be a consolidator in this market. We see a compelling opportunity to bring together two market innovators with strong and complementary market footprints, particularly in the U.S. where ShoreTel does more than 90% of its business, in a way that delivers significant value and opportunities to the shareholders, customers and employees of both companies,” said Richard McBee, President and CEO of Mitel. “We are disappointed that the ShoreTel Board has rejected our proposal and refused to engage with us. Mitel continues to believe that the proposal offers ShoreTel shareholders an attractive premium. We remain open to constructive and progressive discussions and for that reason I have advised the ShoreTel Board that our proposal will remain open until 5pm EST on November 20, 2014.”

Mr. McBee sent a letter to ShoreTel’s Board of Directors on October 2, 2014, 2014, and again on October 20, 2014, outlining the proposal with the goal of moving rapidly to the negotiation and closing of a transaction. The full text of the October 20 letter is set forth below:

October 20, 2014

ShoreTel, Inc.

960 Stewart Drive

Sunnyvale, CA 94085

Attention:	Mr. Charles Kissner
Chairman of the Board of Directors

Dear Chuck:

I was disappointed by your Board’s rejection of our written proposal to acquire ShoreTel, Inc. for $8.10 per share in cash and your refusal to engage with us. Our proposal, which represents a 24% premium to Friday’s closing price and a 30% premium to ShoreTel’s enterprise value, would deliver immediate, certain value to ShoreTel’s stockholders, which we believe is far superior to what you can reasonably expect to achieve as a standalone company. We believe that a transaction between our two companies would be well received by your shareholders, and we are committed to providing them with an opportunity to express their views on our proposal.

As we outlined in our October 2 letter and reiterate here:

•	our proposal represents a compelling opportunity for ShoreTel shareholders to realize an attractive premium while eliminating the operational risks associated with a stand-alone business;

•	we have a proven track record of successfully completing and integrating transactions and are firmly committed to bringing the benefits of a combined organization to our respective customers, employees and other stakeholders;

•	we have sufficient financial resources to complete the proposed transaction with available cash from our balance sheet and access to the capital markets, and the proposed transaction would not be subject to any financing contingency; and

•	we are working with financial and legal advisors and are ready to meet with you and your team immediately to allow us to complete our due diligence and negotiate a definitive agreement.

Our proposal has been reviewed with our board of directors and we have their full support, but no binding commitment will exist unless and until a mutually acceptable definitive agreement is executed.

It continues to be our strong preference to work together with the ShoreTel Board to reach a mutually agreeable transaction in an expeditious manner. To that end, we intend for this proposal to remain open until 5:00 p.m. Eastern Standard Time on November 20, 2014.

We look forward to receiving a positive response from you shortly and stand ready to meet with you and your team to discuss next steps.

Sincerely,

Richard D. McBee

President and CEO

About Mitel

Powering more than 2 billion connections every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses connect, collaborate and take care of their customers. That includes more than 33 million cloud connections daily, making Mitel the world’s fastest growing provider of cloud communications. Our business communications experts serve more than 60 million users with over 2500 channel partners in more than 100 countries. We have #1 market share in EMEA and have been identified by top industry analyst firms as a business communications leader. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Forward Looking Statements

Some of the statements in this press release, including with respect to the proposal to acquire ShoreTel and the benefits of a potential transaction, are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause results of operations to differ include the Mitel’s ability to achieve or sustain profitability in the future since its acquisition of Aastra; fluctuations in the quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions, particularly in connection with the Ukraine and the Middle East; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; the ability to successfully integrate the acquisition of Aastra and realize certain synergies; and, our ability to implement and achieve our business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Transition Report on Form 10-K for the eight month period ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. Forward-looking statements speak only as of the date they are made. Except as required by law, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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MITL-F

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy.macleod@mitel.com

Cynthia Navarro (industry analysts), 469-574-8113, cynthia.navarro@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael.maccarthy@mitel.com